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                        INCENTIVE STOCK OPTION AGREEMENT
                                      UNDER
                         DME INTERACTIVE HOLDINGS, INC.
                            STOCK OPTION PLAN OF 2000

                  THIS AGREEMENT, made this 11th day of May, 2000, by and between DME INTERACTIVE HOLDINGS, INC., a Delaware corporation (hereinafter called the "Company"), and

        Darien Dash (hereinafter called "Optionee"),

                  WITNESSETH THAT:

                  WHEREAS, the Board of Directors of the Company ("Board of Directors") has adopted the DME Interactive Holdings, Inc. Stock Option Plan of 2000 (the "Plan") pursuant to which options covering shares of the Common Stock of the Company may be granted to employees of the Company; and

                  WHEREAS, Optionee is now an employee of the Company; and

                  WHEREAS, the Company desires to grant to Optionee the option to purchase certain shares of its stock under the terms of the Plan;

                  NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

                  1. Grant Subject to Plan. This option is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference. The Committee referred to in Paragraph 4 of the Plan ("Committee") has been appointed by the Board of Directors, and designated by it, as the Committee to make grants of options.

                  2. Grant and Terms of Option. Pursuant to action of the Committee, which action was taken as of May 8, 2000, the Company grants to Optionee the option to purchase all or any part of Four Million (4,000,000) shares of the Common Stock of the Company, no par value ("Common Stock"), for a period of ten (10) years from July 1, 1999 ("the Date of Grant"), at the purchase price of $2.81 per share per first 2.5 million shares, $4.00 per additional 750,000 shares, and $5.00 per remaining 750,000 shares; provided, however, that, except as provided in Section 6 of this Agreement, the right to exercise such option shall be, and is hereby, restricted so that no shares may be purchased prior to the first anniversary of the Date of Grant; that at any time during the term of this option on or after the first anniversary of the Date of Grant, Optionee may purchase up to 33-1/3 % of the total number of shares to which this option relates; that at any time during the term of this option on or after the second anniversary of the Date of Grant, Optionee may purchase up to an additional 33-1/3% of the total number of shares to which this option relates; that at any time during the term of this option on or after the third anniversary of the Date of Grant, Optionee may purchase up to an additional 33-1/3% of the total number of shares to which this option relates so that on the third anniversary of the Date of Grant, Optionee


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will have become entitled to purchase 100% of the total number of shares to which this option relates. Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined) Optionee may purchase 100% of the total number of shares (four (4) million) to which this option relates. In no event may this option or any part thereof be exercised after the expiration of ten (10) years from the Date of Grant. The purchase price of the shares subject to the option may be paid by any manner specified in Section 6 of the Plan. For the purposes of this Agreement, a Change of Control means:

                           a. The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

                           b. Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

                  3. Anti-Dilution Provisions. In the event that, during the term of this Agreement, there is any change in the number of shares of outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the number of shares covered by this option agreement and the price thereof shall be adjusted, to the same proportionate number of shares and price as in this original agreement.

                  4. Investment Purpose. Optionee represents that, in the event of the exercise by him of the option hereby granted, or any part thereof, he intends to purchase the shares acquired on such exercise for investment and not with a view to resale or other distribution; except that the Company shall waive or release this condition in the event the shares acquired on exercise of the option are registered under the Securities Act of 1933, or upon the happening of any other contingency which the Company shall determine warrants the waiver or release of this condition. Optionee agrees that the certificates evidencing the shares acquired by him on exercise of all or any part of this option, may bear a restrictive legend, if appropriate, indicating that the shares have not been registered under said Act and are subject to restrictions on the transfer thereof, which legend may be in the following form (or such other form as the Company shall determine to be proper), to-wit:

                  "The shares represented by this certificate have not been registered under the


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                  Securities Act of 1933, but have been issued or transferred to the registered owner pursuant to the exemption afforded by Section 4(2) of said Act. No transfer or assignment of these shares by the registered owner shall be valid or effective, and the issuer of these shares shall not be required to give any effect to any transfer or attempted transfer of these shares, including without limitation, a transfer by operation of law, unless (a) the issuer shall have received an opinion of its counsel that the shares may be transferred without requirement of registration under said Act, or (b) there shall have been delivered to the issuer a 'no-action' letter from the staff of the Securities and Exchange Commission, or (c) the shares are registered under said Act."

                  5. Non-Transferability. Neither the option hereby granted nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect. The option may be exercised during Optionee's lifetime only by him.

                  6. Termination of Employment. In the event of the termination of employment of Optionee (including by death), the option granted may be exercised at the times and to the extent provided in paragraph 9 of the Plan for the total number of shares (four (4) million) to which this option relates.

                  7. Death of Optionee. In the event of the death of Optionee during the term of this Agreement and while he is employed by the Company (or a subsidiary), or within three (3) months after the termination of his employment (or one (l) year in the case of the termination of employment of an Optionee who is disabled as provided in the Plan), this option may be exercised, to the extent that he was entitled to exercise it at the date of his death, by a legatee or legatees of Optionee under his last will, or by his personal representatives or distributees, at any time within a period of one (1) year after his death, but not after ten (10) years from the date hereof, and only if and to the extent that he was entitled to exercise the option at the date of his death.

                  8. Shares Issued on Exercise of Option. It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued stock or transfer Treasury shares, or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof.

                  9. Committee Administration. This option has been granted pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof.

                  10. Option an Incentive Stock Option. This option is intended as, and shall be


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treated as, an incentive stock option under Section 422 of the Internal Revenue
Code of 1986, as amended.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and to be attested by its Secretary under the seal of the Company, pursuant to due authorization, and Optionee has signed this Agreement to evidence his acceptance of the option herein granted and of the terms hereof, all as of the date hereof.

                                       DME INTERACTIVE HOLDINGS, INC.


                                       By
                                         ----------------------------
ATTEST:

------------------
  Secretary

                                                 --------------------
                                                       Optionee